PROSPECTUS SUPPLEMENT NO. 2 (To Prospectus dated February 24, 2011)	Filed pursuant to Rule 424(b)(3) In connection with Registration Statement No. 333-170227

PALATIN TECHNOLOGIES, INC.

Up to 2,000,000 Shares of Common Stock Issuable Upon Exercise of Series A Warrants

This Prospectus Supplement supplements and amends the prospectus dated February 24, 2011 (the “Prospectus”), relating to the registration of 2,000,000 shares of our common stock, par value $0.01, which we may issue upon exercise of registered Series A Warrants that we issued on March 1, 2011. The Series A Warrants were exercisable immediately upon issuance and expire on the fifth anniversary of the date of issuance at an initial exercise price of $1.00 per share.

To the extent any holder of registered Series A Warrants determines to exercise its warrants, we will receive the payment of the exercise price in connection with such exercise. We will not receive any proceeds from the sale of the common stock by the holders of the outstanding registered Series A Warrants.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to the Prospectus.

On June 24, 2011 we filed a Current Report on Form 8-K dated June 22, 2011, and on May 27, 2011 we filed a Current Report on Form 8-K dated May 26, 2011. Those Current Reports on Form 8-K, without exhibits, are attached hereto.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus, as well as the sections entitled “Risk Factors” included in our recent quarterly and annual reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 28, 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): June 22, 2011

Palatin Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-15543	95-4078884
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	File Number)	identification number)

4C Cedar Brook Drive, Cranbury, NJ	08512
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (609) 495-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) Effective June 22, 2011, the Board of Directors (the Board) of Palatin Technologies, Inc. (the Company) increased the Board size to eight members from seven members, and appointed Alan W. Dunton, M.D. as a director of the Company.

Dr. Dunton was not selected as a director pursuant to any arrangement or understanding with any other person, and he has no reportable transactions under Item 404(a) of Regulation S-K. Dr. Dunton is an independent director, and will serve on the Company’s Audit Committee and Compensation Committee. In connection with his appointment to the Board, and pursuant to the Company’s 2011 Stock Incentive Plan, the Company granted Dr. Dunton options to purchase 20,000 shares of the Company’s common stock at a price of $0.86 per share, which vest over a four year period. Dr. Dunton also received options to purchase 12,500 shares of the Company’s common stock at a price of $0.86 per share, which vest in equal monthly portions over a one year period. As a non-employee director, Dr. Dunton will receive cash compensation in accordance with the Company’s current non-employee director compensation practices, which provide for an annual retainer of $30,000 for services on the board, an annual retainer of $5,000 for services on the Audit Committee and an annual retainer of $3,500 for services on the Compensation Committee.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

99.1 Press Release dated June 23, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PALATIN TECHNOLOGIES, INC.

Date: June 24, 2011	By:	/s/ Stephen T. Wills
Stephen T. Wills, CPA, MST Executive Vice President and CFO/COO

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): May 26, 2011

Palatin Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-15543	95-4078884
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	File Number)	identification number)

4C Cedar Brook Drive, Cranbury, NJ	08512
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (609) 495-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

As of May 26, 2011, our stockholders' equity was $20,293,160. NYSE Amex, which approved our exchange listing compliance plan on January 31, 2011, requested that we file a current report as of May 26, 2011 disclosing our stockholders' equity, and including an interim balance sheet as of May 26, 2011. We have attached a copy of the interim balance sheet as an exhibit to this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

99 Interim balance sheet as of May 26, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PALATIN TECHNOLOGIES, INC.

Date: May 27, 2011	By:	/s/ Stephen T. Wills
Stephen T. Wills, CPA, MST Executive Vice President - Operations and Chief Financial Officer